Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com

Date: January 30, 2014

For Release: Immediately
Refer to:     (317) 276-5795 - Mark Taylor (Media)
        (317) 655-6874 - Philip Johnson (Investors)

Lilly Reports Fourth-Quarter and Full-Year 2013 Results

•	Fourth-quarter 2013 revenue declined 2 percent driven by Cymbalta U.S. patent expiration, partially offset by growth in other products.

•	Fourth-quarter 2013 earnings per share were $0.67 (reported), or $0.74 (non-GAAP).

•	Full-year 2013 revenue increased 2 percent to $23.1 billion.

•	Full-year 2013 earnings per share totaled $4.32 (reported), or $4.15 (non-GAAP).

•	Approximately $3.8 billion in cash was returned to shareholders in 2013 through dividends and share repurchases.

•	2014 EPS guidance confirmed to be in the range of $2.77 to $2.85.

Eli Lilly and Company (NYSE: LLY) today announced financial results for the fourth quarter and full year of 2013.

$ in millions, except per share data	Fourth Quarter		%	Full Year		%
	2013	2012	Growth	2013	2012	Growth
Total Revenue - Reported	$5,808.8	$5,957.3	(2)%	$23,113.1	$22,603.4	2%
Net Income - Reported	727.5	827.2	(12)%	4,684.8	4,088.6	15%
EPS - Reported	0.67	0.74	(9)%	4.32	3.66	18%
Net Income - non-GAAP	796.9	945.2	(16)%	4,502.6	3,784.0	19%
EPS - non-GAAP	0.74	0.85	(13)%	4.15	3.39	22%

Certain financial information for 2013 and 2012 are presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the period. Non-GAAP measures exclude the items described in the reconciliation tables later in the release. The non-GAAP measures are presented in order to provide additional insights into the underlying trends in the company’s business. The company’s 2014 financial guidance is also being provided on both a reported and a non-GAAP basis.

“Lilly’s fourth-quarter 2013 results reflect the initial impact from the U.S. patent expiration for Cymbalta. The loss of the Cymbalta patent, along with the expiration of the U.S. patent for Evista in March of this year will result in a substantial decline in revenue and earnings in 2014,” said John C. Lechleiter, Ph.D., Lilly’s chairman, president and chief executive officer. “Yet, far from seeing 2014 as a trough year for Lilly, we see it as a moment of tremendous opportunity. We anticipate launching several new medicines this year and returning our company to growth in 2015 and beyond.”

Key Events Over the Last Three Months

•	U.S. patent exclusivity for Cymbalta® expired on December 11, 2013, resulting in the entry of several generic competitors.

•
As part of its previously-announced share repurchase program, the company repurchased approximately $500 million in company stock in the fourth quarter of 2013. For the full-year 2013, the company returned approximately $3.8 billion in cash to shareholders through its dividend and share repurchase program.

•
The company and its alliance partner, Boehringer Ingelheim, announced that the U.S. Food and Drug Administration accepted the filing of the New Drug Application for LY2963016, an investigational basal (long-acting) insulin. This new insulin glargine product was also submitted in Japan.

•
The company acquired all development and commercial rights from Arteaus Therapeutics for a calcitonin gene-related peptide (CGRP) antibody as a potential treatment for the prevention of frequent, recurrent migraine headaches, following a successful Phase II proof-of-concept study.

•
The company entered into a collaboration with Pfizer Inc. to co-develop and jointly commercialize tanezumab, a monoclonal antibody being investigated to treat moderate-to-severe chronic osteoarthritis pain, chronic low back pain, and cancer-related bone pain.

•
The company announced that results from three Phase III studies of edivoxetine did not achieve the primary study objective of superior efficacy in depression after eight weeks of treatment. While the safety and tolerability of edivoxetine were consistent with previous studies, the efficacy results do not support a regulatory submission for adjunctive treatment in patients with Major Depressive Disorder (MDD).

Fourth-Quarter Reported Results
In the fourth quarter of 2013, worldwide total revenue was $5.809 billion, a decrease of 2 percent compared with the fourth quarter of 2012. Revenue decline was comprised of 5 percent due to lower volume and 2 percent due to the unfavorable impact of foreign exchange rates, partially offset by an increase of 4 percent due to higher prices. The decrease in volume was driven by the loss of U.S. patent exclusivity for Cymbalta in December 2013, partially offset by volume gains for most other products. Total revenue in the U.S. decreased 6 percent to $3.044 billion driven by lower volume for Cymbalta, partially offset by higher prices. Total revenue outside the U.S. increased 1 percent to $2.765 billion, as higher volume was partially offset by the unfavorable impact of the continued weakening of the Japanese yen, and to a lesser extent, lower prices.

Gross margin decreased 6 percent to $4.422 billion in the fourth quarter of 2013, driven by the unfavorable impact of foreign exchange rates on international inventories sold and lower sales of Cymbalta due to the loss of U.S. patent exclusivity, partially offset by higher prices. Gross margin as a percent of total revenue was 76.1 percent, a decrease of 2.9 percentage points compared with the fourth quarter of 2012.

Total operating expenses in the fourth quarter of 2013, defined as the sum of research and development, marketing, selling and administrative expenses was $3.429 billion, which was essentially flat compared with the fourth quarter of 2012. Marketing, selling and administrative expenses decreased 1 percent to $1.954 billion, due to ongoing cost containment efforts, including the previously-announced reduction in U.S. sales and marketing activities in anticipation of the losses of patent exclusivity for Cymbalta and Evista®, and the impact of foreign exchange rates, partially offset by increased marketing spend for other products. Research and development expenses increased 1 percent to $1.475 billion, or 25.4 percent of total revenue, driven by higher research and clinical development expenses, partially offset by lower milestone payments.

In the fourth quarter of 2013, the company recognized a charge of $57.1 million related to acquired in-process research and development associated with the acquisition of a CGRP antibody from Arteaus Therapeutics.

In the fourth quarter of 2013, the company recognized asset impairment, restructuring and other special charges of $35.4 million, primarily related to charges associated with restructuring to reduce the company’s cost structure and global workforce. In the fourth quarter of 2012, the company recognized a $204.0 million charge for asset impairment, restructuring and other special charges, comprised primarily of $122.6 million related to an intangible asset impairment for liprotamase and $64.7 million related to restructuring to reduce the company’s cost structure and global workforce.

Operating income in the fourth quarter of 2013 was $900.8 million, a decrease of 15 percent, compared to the fourth quarter of 2012, due to lower gross margin, partially offset by lower asset impairment, restructuring and other special charges compared with the fourth quarter of 2012.

Other income (expense) was income of $9.1 million in the fourth quarter of 2013, compared with expense of $52.0 million in the fourth quarter of 2012. This difference was due primarily to $40.0 million of milestones received from Boehringer Ingelheim for the regulatory submissions of the companies’ new insulin glargine product in the United States and Japan.

The effective tax rate was 20.0 percent in the fourth quarter of 2013, reflecting the reinstatement of the R&D tax credit in the U.S. effective January 1, 2013. In the fourth quarter of 2012, the effective tax rate was 18.3 percent, reflecting a tax benefit related to the intangible asset impairment for liprotamase.

In the fourth quarter of 2013, net income decreased 12 percent and earnings per share decreased 9 percent to $727.5 million and $0.67, respectively, compared with fourth-quarter 2012 net income of $827.2 million and earnings per share of $0.74. The decreases in net income and earnings per share were driven by lower operating income and a higher effective tax rate in the fourth quarter of 2013, partially offset by increased other income. Earnings per share benefited from a lower number of shares outstanding in the fourth quarter of 2013 compared to the fourth quarter of 2012.

Fourth-Quarter 2013 non-GAAP Measures
On a non-GAAP basis, fourth-quarter 2013 operating income decreased $275.1 million, or 22 percent, to $993.3 million, driven by lower gross margin. The effective tax rate decreased to 20.5 percent, compared with 22.3 percent in the fourth quarter of 2012, primarily driven by the reinstatement of the R&D tax credit. Net income decreased 16 percent and earnings per share decreased 13 percent to $796.9 million and $0.74, respectively, compared with $945.2 million and $0.85 during the fourth quarter of 2012.

The decreases in net income and earnings per share were driven by lower operating income, partially offset by higher other income and a lower effective tax rate. Earnings per share benefited from a lower number of shares outstanding in the fourth quarter of 2013 compared to the fourth quarter of 2012.

Non-GAAP measures exclude items totaling $0.07 and $0.11 per share of expense in the fourth quarters of 2013 and 2012, respectively. For further detail, see the reconciliation below as well as the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

	Fourth Quarter
	2013	2012	% Change
Earnings per share (reported)	$0.67	$0.74	(9)%
Asset impairment, restructuring and other special charges Acquired in-process research and development charge associated with CGRP antibody	.03 .03	.11 -
Earnings per share (non-GAAP)	$0.74	$0.85	(13)%

Numbers do not add due to rounding.

Full-Year 2013 Reported Results
For the full-year 2013, worldwide total revenue increased 2 percent to $23.113 billion. This increase was comprised of a 5 percent increase due to higher prices, partially offset by a 2 percent decrease due to the unfavorable impact of foreign exchange rates, and a 1 percent decrease due to lower volume. Total revenue in the U.S. increased 5 percent to $12.890 billion due to higher prices, partially offset by volume declines for Cymbalta and Zyprexa® due to the loss of patent exclusivity. Total revenue outside the U.S. decreased 1 percent to $10.223 billion, due primarily to the unfavorable impact of the continued weakening of the Japanese yen, and, to a lesser extent, lower prices, partially offset by increased volume.

Gross margin increased 2 percent to $18.205 billion in 2013. Gross margin as a percent of total revenue remained flat with the prior year at 78.8 percent, driven by higher prices, offset by the impact of foreign exchange rates on international inventories sold which significantly decreased cost of sales in 2012.

Total operating expenses decreased 1 percent in 2013. Marketing, selling and administrative expenses decreased 5 percent to $7.126 billion, driven primarily by lower selling and marketing expenses resulting from the company’s cost containment efforts, including the previously-announced reduction in U.S. sales and marketing activities in anticipation of the losses of patent exclusivity for Cymbalta and Evista, as well as the impact of foreign exchange rates. Research and development expenses increased 5 percent to $5.531 billion, or 23.9 percent of total revenue, due to higher research and clinical development expenses, including approximately $100 million of milestone payments made to Boehringer Ingelheim following the regulatory submissions for empagliflozin.

In 2013, the company recognized an acquired in-process research and development charge of $57.1 million related to the CGRP antibody.

Additionally, in 2013 the company recognized asset impairment, restructuring, and other special charges of $120.6 million. These charges were comprised of $58.5 million associated with the anticipated closure of a production facility outside the United States, and $62.1 million for restructuring to reduce the company’s cost structure and global workforce. In 2012, the company recognized charges of $281.1 million for asset impairment, restructuring and other special charges. These charges were comprised of $122.6 million related to an intangible asset impairment for liprotamase, $74.5 million related to restructuring to reduce the company’s cost structure and global workforce, $64.0 million related to the asset impairment of a delivery device platform, and $20.0 million related to the withdrawal of Xigris.

Operating income in 2013 increased 13 percent compared to 2012 to $5.370 billion, due to higher gross margin and lower marketing, selling and administrative expenses, partially offset by higher research and development expenses.

Other income (expense) in 2013 was income of $518.9 million, compared to income of $674.0 million in 2012. The difference was driven primarily by lower income related to the termination of the exenatide collaboration with Amylin Pharmaceuticals ($495.4 million in 2013 compared to $787.8 million in 2012), partially offset by milestones received from Boehringer Ingelheim for regulatory submissions in the United States, Europe and Japan.

The effective tax rate was 20.5 percent in 2013, compared with 24.4 percent in 2012. The 2012 effective tax rate reflects the expiration of the R&D tax credit and the tax impact of the payment received from Amylin, partially offset by the tax benefit related to the intangible asset impairment for liprotamase. The decrease in the 2013 effective tax rate reflects the reinstatement of the R&D tax credit in the U.S. effective January 1, 2013 as well as the one-time impact of the R&D tax credit for 2012 that was recorded in the first quarter of 2013.

For the full-year 2013, net income increased 15 percent and earnings per share increased 18 percent to $4.685 billion and $4.32, respectively, compared to full-year 2012 net income of $4.089 billion and earnings per share of $3.66. The increases in net income and earnings per share were due to higher operating income and, to a lesser extent, a lower effective tax rate, partially offset by lower other income. Earnings per share benefited from a lower number of shares outstanding in 2013 compared to 2012.

Full-Year 2013 non-GAAP Measures
Operating income increased 11 percent to $5.548 billion due to higher gross margin and lower marketing, selling and administrative expenses, partially offset by higher research and development expenses. The effective tax rate for 2013 was 19.2 percent, compared to 22.8 percent in 2012. The decrease in the 2013 effective tax rate reflects the reinstatement of the R&D tax credit in the U.S. in 2013 as well as the one-time impact of the R&D tax credit for 2012 that was recorded in the first quarter of 2013. Net income increased 19 percent and earnings per share increased 22 percent, to $4.503 billion and $4.15, respectively. Earnings per share benefited from a lower number of shares outstanding in 2013 compared to 2012.

Non-GAAP measures exclude items totaling $0.17 and $0.27 per share of income for 2013 and 2012, respectively. For further detail, see the reconciliation below as well as the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

	Full-Year
	2013	2012	% Change
Earnings per share (reported)	$4.32	$3.66	18%
Asset impairment, restructuring and other special charges	.08	.16
Income related to termination of the exenatide collaboration with Amylin Acquired in-process research and development charge associated with CGRP antibody	(.29) .03	(.43) -
Earnings per share (non-GAAP)	$4.15	$3.39	22%

Numbers do not add due to rounding.

Revenue Highlights
(Dollars in millions)	Fourth Quarter		% Change Over/(Under)	Full-Year		% Change Over/(Under)
	2013	2012	2012	2013	2012	2012
Cymbalta	$883.2	$1,420.4	(38)%	$5,084.4	$4,994.1	2%
Alimta®	726.2	684.3	6%	2,703.0	2,594.3	4%
Humalog®	733.9	616.0	19%	2,611.2	2,395.5	9%
Cialis®	588.3	513.4	15%	2,159.4	1,926.8	12%
Humulin®	369.5	343.0	8%	1,315.8	1,239.1	6%
Forteo®	359.8	314.6	14%	1,244.9	1,151.0	8%
Zyprexa	348.2	384.8	(10)%	1,194.8	1,701.4	(30)%
Evista	275.9	241.0	14%	1,050.4	1,010.1	4%
Strattera®	201.1	163.9	23%	709.2	621.4	14%
Effient®	130.6	120.6	8%	508.7	457.2	11%
Animal Health	578.4	554.1	4%	2,151.5	2,036.5	6%
Total Revenue	$5,808.8	$5,957.3	(2)%	$23,113.1	$22,603.4	2%

Cymbalta
For the fourth quarter of 2013, Cymbalta generated $883.2 million in revenue, a decrease of 38 percent compared with the fourth quarter of 2012. U.S. sales of Cymbalta decreased 49 percent, to $577.3 million, due to lower demand related to the loss of U.S. patent exclusivity for Cymbalta on December 11, 2013. Sales of Cymbalta outside the U.S. were $305.9 million, an increase of 9 percent, driven primarily by higher volume, partially offset by lower prices and the unfavorable impact of foreign exchange rates.

For the full year of 2013, worldwide Cymbalta sales increased 2 percent to $5.084 billion. U.S. Cymbalta sales for 2013 were $3.961 billion, a 1 percent increase driven by higher prices, largely offset by lower demand due to the loss of U.S. patent exclusivity in December 2013. Cymbalta sales outside the U.S. were $1.124 billion, a 4 percent increase driven by higher volume, partially offset by lower prices and the unfavorable impact of foreign exchange rates.

Alimta
For the fourth quarter of 2013, Alimta generated sales of $726.2 million, an increase of 6 percent compared with the fourth quarter of 2012. U.S. sales of Alimta increased 12 percent, to $332.0 million, driven by higher prices and increased demand. Sales outside the U.S. increased 2 percent, to $394.2 million, driven by increased volume, partially offset by the unfavorable impact of foreign exchange rates.

For the full year of 2013, worldwide Alimta sales increased 4 percent to $2.703 billion. U.S. Alimta sales for 2013 were $1.209 billion, an 8 percent increase driven by higher prices and increased demand. Alimta sales outside the U.S. were $1.494 billion, a 1 percent increase driven by higher volume, partially offset by the unfavorable impact of foreign exchange rates and lower prices.

Humalog
For the fourth quarter of 2013, worldwide Humalog sales increased 19 percent, to $733.9 million. Sales in the U.S. increased 31 percent to $433.5 million, driven by higher prices and increased volume. Sales outside the U.S. increased 6 percent to $300.4 million, driven by increased volume, partially offset by the unfavorable impact of foreign exchange rates.

For the full year of 2013, worldwide Humalog sales increased 9 percent to $2.611 billion. U.S. Humalog sales for 2013 were $1.521 billion, an 11 percent increase driven by higher prices, wholesaler buying patterns and increased demand. Humalog sales outside the U.S. were $1.090 billion, a 6 percent increase driven by higher volume, partially offset by the unfavorable impact of foreign exchange rates.

Cialis
Cialis sales for the fourth quarter of 2013 increased 15 percent to $588.3 million. U.S. sales of Cialis were $279.8 million in the fourth quarter, a 33 percent increase compared with the fourth quarter of 2012, driven by higher prices and, to a lesser extent, wholesaler buying patterns. Sales of Cialis outside the U.S. increased 2 percent, to $308.5 million, driven by higher prices, partially offset by the unfavorable impact of foreign exchange rates.

For the full year of 2013, worldwide Cialis sales increased 12 percent to $2.159 billion. U.S. Cialis sales for 2013 were $942.8 million, a 21 percent increase driven by higher prices. Cialis sales outside the U.S. were $1.217 billion, a 6 percent increase driven by higher prices and higher volume, partially offset by the unfavorable impact of foreign exchange rates.

Humulin
Worldwide Humulin sales increased 8 percent in the fourth quarter of 2013, to $369.5 million. U.S. sales increased 19 percent to $194.2 million, driven by higher prices and wholesaler buying patterns, partially offset by decreased demand. Sales outside the U.S. decreased 3 percent, to $175.3 million, driven by the unfavorable impact of foreign exchange rates and lower prices, partially offset by increased volume.

For the full year of 2013, worldwide Humulin sales increased 6 percent to $1.316 billion. U.S. Humulin sales for 2013 were $677.2 million, a 14 percent increase, driven by higher prices, partially offset by decreased demand. Humulin sales outside the U.S. were $638.6 million, a 1 percent decrease, driven by the unfavorable impact of foreign exchange rates, partially offset by increased volume.

Forteo
Fourth-quarter 2013 sales of Forteo were $359.8 million, a 14 percent increase compared with the fourth quarter of 2012. U.S. sales of Forteo increased 29 percent to $156.2 million, due to higher prices, wholesaler buying patterns and, to a lesser extent, increased demand. Sales outside the U.S. increased 5 percent, to $203.6 million, due to increased volume, primarily in Japan, partially offset by the unfavorable impact of foreign exchange rates.

For the full year of 2013, worldwide Forteo sales increased 8 percent to $1.245 billion. U.S. Forteo sales for 2013 were $511.4 million, a 5 percent increase driven primarily by higher prices. Forteo sales outside the U.S. were $733.5 million, an 11 percent increase driven by higher volume, primarily in Japan, partially offset by the unfavorable impact of foreign exchange rates.

Zyprexa
In the fourth quarter of 2013, Zyprexa sales totaled $348.2 million, a decrease of 10 percent compared with the fourth quarter of 2012 due to the continued erosion following patent expiration in the U.S. and most major international markets outside of Japan. U.S. sales of Zyprexa decreased 35 percent to $39.2 million. Zyprexa sales outside the U.S. decreased 5 percent, to $309.0 million. Zyprexa sales in Japan were approximately $145 million and were negatively impacted by the continued weakening of the Japanese yen.

For the full year of 2013, worldwide Zyprexa sales decreased 30 percent to $1.195 billion, due to the continued erosion following patent expiration in the U.S. and most major international markets outside of Japan. U.S. Zyprexa sales for 2013 decreased 66 percent to $123.6 million. Zyprexa sales outside the U.S. were $1.071 billion, a 20 percent decrease driven by the unfavorable impact of foreign exchange rates, lower volume in markets outside of Japan, and lower prices. Zyprexa sales in Japan for the full year were approximately $510 million and were negatively impacted by the continued weakening of the Japanese yen.

Evista
Evista sales for the fourth quarter of 2013 increased 14 percent to $275.9 million. U.S. sales of Evista increased 18 percent to $209.3 million, driven by higher prices. Sales outside the U.S. increased 4 percent to $66.6 million, driven by higher volume in Japan, partially offset by lower prices and the unfavorable impact of foreign exchange rates. The company will lose U.S. patent exclusivity for Evista in March 2014.

For the full year of 2013, worldwide Evista sales increased 4 percent to $1.050 billion. U.S. Evista sales for 2013 were $772.0 million, a 10 percent increase driven by higher prices, partially offset by decreased demand. Evista sales outside the U.S. were $278.4 million, a 10 percent decrease driven by the unfavorable impact of foreign exchange rates and lower prices, partially offset by increased volume in Japan.

Strattera
During the fourth quarter of 2013, Strattera generated $201.1 million of sales, an increase of 23 percent compared with the fourth quarter of 2012. U.S. sales increased 33 percent to $127.0 million, driven primarily by higher prices and, to a lesser extent, wholesaler buying patterns. Sales outside the U.S. increased 9 percent to $74.1 million, driven primarily by increased volume in Japan, partially offset by lower prices and the unfavorable impact of foreign exchange rates.

For the full year of 2013, worldwide Strattera sales increased 14 percent to $709.2 million. U.S. Strattera sales for 2013 were $446.3 million, a 16 percent increase driven primarily by higher prices. Strattera sales outside the U.S. were $262.9 million, an 11 percent increase driven primarily by higher volume in Japan, partially offset by lower prices and the unfavorable impact of foreign exchange rates.

Effient
Effient sales were $130.6 million in the fourth quarter of 2013, an increase of 8 percent compared with the fourth quarter of 2012. U.S. Effient sales increased 10 percent to $96.8 million, driven by higher prices and wholesaler buying patterns, partially offset by decreased demand. Sales outside the U.S. increased 3 percent to $33.8 million.

For the full year of 2013, worldwide Effient sales increased 11 percent to $508.7 million. U.S. Effient sales for 2013 were $376.9 million, an 11 percent increase driven primarily by higher prices. Effient sales outside the U.S. were $131.8 million, a 12 percent increase driven primarily by higher volume.

Animal Health
In the fourth quarter of 2013, worldwide animal health sales totaled $578.4 million, an increase of 4 percent compared with the fourth quarter of 2012 driven by higher prices and volume growth for food animal products, partially offset by volume decline for companion animal products. U.S. animal health sales decreased 2 percent, to $305.5 million, driven by lower volume, partially offset by increased prices. Animal health sales outside the U.S. were $272.9 million, a 13 percent increase, driven by increased volume and, to a lesser extent, higher prices, partially offset by the unfavorable impact of foreign exchange rates.

For the full year of 2013, worldwide animal health sales increased 6 percent to $2.151 billion, driven primarily by the growth of companion animal products. Animal health sales in the U.S. increased 6 percent to $1.227 billion, driven primarily by higher volume for Trifexis® and, to a lesser extent, higher prices. Animal health sales outside the U.S. increased 6 percent to $924.9 million, driven by higher volume and, to a lesser extent, higher prices, partially offset by the unfavorable impact of foreign exchange rates.

2014 Financial Guidance
The company has confirmed its 2014 financial guidance. The company still expects full-year 2014 earnings per share to be in the range of $2.77 to $2.85 on both a reported and non-GAAP basis.

	2014 Expectations	2013 Results	% Change
Earnings per share (reported)	$2.77 to $2.85	$4.32	(36)% to (34)%
Asset impairment, restructuring and other special charges	0.08
Income related to termination of the exenatide collaboration with Amylin	0	(.29)
Acquired in-process research and development charge associated with CGRP antibody	0.03
Earnings per share (non-GAAP)	$2.77 to $2.85	$4.15	(33)% to (31)%

The company anticipates 2014 revenue of between $19.2 billion and $19.8 billion. Patent expirations are expected to drive a rapid and severe decline in U.S. Cymbalta and U.S. Evista sales. These revenue declines are expected to be partially offset by growth from a portfolio of other products including Humalog, Trajenta®, Cialis, Forteo and Alimta, as well as the animal health business. In addition, strong revenue growth is expected in China, while a weaker Japanese yen will dampen revenue growth in Japan.

The company anticipates that gross margin as a percent of revenue will be approximately 74 percent in 2014.

Total operating expenses in 2014 are expected to decrease substantially compared to 2013. Marketing, selling and administrative expenses are expected in the range of $6.2 billion to $6.5 billion. Research and development expenses are expected to be in the range of $4.4 billion to $4.7 billion.

Other income (expense) is expected to be in a range between $100 million and $200 million of income in 2014, benefited by gains of $150 million to $200 million on the sale of equity investments acquired as part of past business development transactions.

The 2014 tax rate is expected to be approximately 20 percent, assuming a full-year 2014 benefit of the R&D tax credit and other tax provisions up for extension. If these items are not extended, the 2014 tax rate would be approximately 2 percentage points higher.

The company expects to meet its 2014 net income and operating cash flow goals of $3.0 billion and $4.0 billion, respectively. Operating cash flows are expected to be sufficient to pay the company’s dividend of approximately $2.1 billion, allow for capital expenditures of approximately $1.3 billion, and fund potential business development activity and share repurchases.

The company’s 2014 financial guidance does not include a potential charge related to the collaboration with Pfizer to develop and commercialize tanezumab. As previously communicated, if the partial clinical hold for the molecule is removed and Lilly and Pfizer move forward with development, Lilly will pay a

$200 million upfront fee to Pfizer. This charge would cause Lilly’s GAAP tax rate to be roughly 1 percentage point lower than its non-GAAP tax rate and would reduce GAAP EPS by approximately $0.12.

Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the fourth-quarter and full-year 2013 financial results conference call through a link on Lilly's website at www.lilly.com. The conference call will be held today from 9:00 a.m. to 10:00 a.m. Eastern Daylight Time (EST) and will be available for replay via the website.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers - through medicines and information - for some of the world's most urgent medical needs. Additional information about Lilly is available at www.lilly.com.
F-LLY

This press release contains management’s current intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “estimate”, “project”, “intend”, “expect”, “believe”, “target” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. Pharmaceutical products can develop unexpected safety or efficacy concerns. The company's results may also be affected by such factors as competitive developments affecting current products; market uptake of recently launched products; the timing of anticipated regulatory approvals and launches of new products; regulatory actions regarding currently marketed products; issues with product supply; regulatory changes or other developments; regulatory compliance problems or government investigations; patent disputes; changes in patent law or regulations related to data-package exclusivity; other litigation involving current or future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform and deficit-reduction measures; changes in tax laws, including the American Taxpayer Relief Act of 2013; asset impairment and restructuring charges; acquisitions and business development transactions; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company's latest Form 10-Q and Form 10-K filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

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Alimta® (pemetrexed, Lilly)
Cialis® (tadalafil, Lilly)
Cymbalta® (duloxetine hydrochloride, Lilly)
Effient® (prasugrel, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Strattera® (atomoxetine hydrochloride, Lilly)
Trajenta® (linagliptin, Boehringer Ingelheim)
Trifexis® (spinosad + milbemycin oxime, Lilly)
Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company Employment Information
December 31, 2013            December 31, 2012
Worldwide Employees         37,925                  38,350

Eli Lilly and Company
Operating Results (Unaudited) - REPORTED
(Dollars in millions, except per share data)
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2013	2012	% Chg.	2013	2012 % Chg.

Total revenue	$5,808.8	$5,957.3	(2)%	$23,113.1	$22,603.4	2%

Cost of sales	1,386.5	1,248.3	11%	4,908.1	4,796.5	2%
Research and development	1,475.4	1,463.1	1%	5,531.3	5,278.1	5%
Marketing, selling and administrative	1,953.6	1,977.5	(1)%	7,125.6	7,513.5	(5)%
Acquired in-process research and development	57.1	0	NM	57.1	0	NM
Asset impairment, restructuring and other special charges	35.4	204.0	(83)%	120.6	281.1	(57)%

Operating income	900.8	1,064.4	(15)%	5,370.4	4,734.2	13%

Net interest income (expense) Other income - special	(5.5) -	(16.5) -		(40.4) 495.4	(72.8) 787.8
Net other income (expense)	14.6	(35.5)		63.9	(41.0)
Other income (expense)	9.1	(52.0)	NM	518.9	674.0	(23)%

Income before income taxes	909.9	1,012.4	(10)%	5,889.3	5,408.2	9%
Income taxes	182.4	185.2	(2)%	1,204.5	1,319.6	(9)%

Net income	$727.5	$827.2	(12)%	$4,684.8	$4,088.6	15%

Earnings per share - diluted	$0.67	$0.74	(9)%	$4.32	$3.66	18%

Dividends paid per share	$0.49	$0.49	0%	$1.96	$1.96	0%
Weighted-average shares outstanding (thousands) - diluted	1,078,976	1,113,880		1,084,766	1,117,294

NM - not meaningful

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended December 31, 2013			Three Months Ended December 31, 2012

	GAAP Reported	Adjustments	Non-GAAP Adjusted(a)	GAAP Reported	Adjustments	Non-GAAP Adjusted(a)

Total revenue	$5,808.8	$0	$5,808.8	$5,957.3	$0	$5,957.3

Cost of sales	1,386.5	0	1,386.5	1,248.3	0	1,248.3

Operating expenses(b)	3,429.0	0	3,429.0	3,440.6	0	3,440.6
Acquired in-process research and development(c)	57.1	(57.1)	0	0	0	0
Asset impairment, restructuring and other special charges(d)	35.4	(35.4)	0	204.0	(204.0)	0

Other income (expense)	9.1	0	9.1	(52.0)	0	(52.0)

Income taxes	182.4	23.2	205.5	185.2	86.1	271.2

Net income	727.5	69.3	796.9	827.2	117.9	945.2

Earnings per share - diluted	0.67	0.07	0.74	0.74	0.11	0.85

Numbers do not add due to rounding.

(a)
The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The items that are excluded when non-GAAP measures or expectations provided are typically highly variable, difficult to predict, and of a size that could have a substantial impact on the company’s reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Operating expenses include research and development, marketing, selling and administrative expenses.

(c)
Certain GAAP reported measures have been adjusted to eliminate acquired in-process research and development charges. During the three months ended December 31, 2013, amounts totaling $57.1 million (pretax), or $0.03 per share (after-tax), of expense were eliminated related to the acquired in-process research and development for the CGRP antibody. There were no similar charges during the fourth quarter of 2012.

(d)
Certain GAAP reported measures have been adjusted to eliminate asset impairment, restructuring and other special charges. During the three months ended December 31, 2013, amounts totaling $35.4 million (pretax), or $0.03 per share (after-tax), of expense were eliminated primarily related to costs associated with restructuring to reduce the company’s cost structure and global workforce. During the three months ended December 31, 2012, amounts totaling $204.0 million (pretax), or $0.11 per share (after-tax), of expense were eliminated primarily related to an intangible asset impairment for liprotamase and restructuring to reduce the company’s cost structure and global workforce.

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Twelve Months Ended December 31, 2013			Twelve Months Ended December 31, 2012

	GAAP Reported	Adjustments	Non-GAAP Adjusted(a)	GAAP Reported	Adjustments	Non-GAAP Adjusted(a)

Total revenue	$23,113.1	0	$23,113.1	$22,603.4	$0	$22,603.4

Cost of sales	4,908.1	0	4,908.1	4,796.5	0	4,796.5

Operating expenses(b)	12,656.9	0	12,656.9	12,791.6	0	12,791.6

Acquired in-process research and development(c)	57.1	(57.1)	0	0	0	0

Asset impairment, restructuring and other special charges(d)	120.6	(120.6)	0	281.1	(281.1)	0

Other income (expense)(e)	518.9	(495.4)	23.5	674.0	(787.8)	(113.8)

Income taxes	1,204.5	(135.4)	1,069.0	1,319.6	(202.2)	1,117.5

Net income	4,684.8	(182.3)	4,502.6	4,088.6	(304.5)	3,784.0

Earnings per share - diluted	4.32	0.17	4.15	3.66	0.27	3.39

Numbers do not add due to rounding.

(a)
The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The items that are excluded when non-GAAP measures or expectations provided are typically highly variable, difficult to predict, and of a size that could have a substantial impact on the company’s reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Operating expenses include research and development, marketing, selling and administrative expenses

(c)
Certain GAAP reported measures have been adjusted to eliminate acquired in-process research and development charges. During the twelve months ended December 31, 2013, amounts totaling $57.1 million (pretax), or $0.03 per share (after-tax), of expense were eliminated related to the acquired in-process research and development for the CGRP antibody. There were no similar charges in 2012.

(d)
Certain GAAP reported measures have been adjusted to eliminate asset impairment, restructuring and other special charges. During the twelve months ended December 31, 2013, amounts totaling $120.6 million (pretax), or $0.08 per share (after-tax), of expense were eliminated primarily related to the anticipated closure of a production facility outside the U.S., and restructuring to reduce the company’s cost structure and global workforce. During the twelve months ended December 31, 2012, amounts totaling $281.1 million (pretax), or $0.16 per share (after-tax), of expense were eliminated primarily related to an intangible asset impairment for liprotamase, restructuring to reduce the company’s cost structure and global workforce, the withdrawal of Xigris, and an asset impairment associated with a delivery device platform.

(e)
Certain GAAP reported measures have been adjusted to eliminate a portion of other income (expense). During the twelve months ended December 31, 2013, amounts totaling $495.4 million (pretax), or $0.29 per share (after-tax), of income were eliminated related to the termination of the exenatide collaboration with Amylin. During the twelve months ended December 31, 2012, amounts totaling $787.8 million (pretax), or $0.43 per share (after-tax), of income were eliminated related to the to the termination of the exenatide collaboration with Amylin.